Filed Pursuant to Rule 433
Registration No. 333-167811
June 28, 2010
Delta Air Lines, Inc. (“Delta”)
(NYSE Symbol: DAL)

Securities:	Pass Through Certificates, Series 2010-1A
(the “Certificates”)

Amount:	$450,000,000

Ratings:
Moody’s	Baa2
Standard & Poor’s	A-

Public Offering Price:	100%

CUSIP:	24736V AA0

ISIN:	US24736VAA08

Coupon/Stated Interest Rate:	6.20%

Make-Whole Spread over Treasuries:	50 bps

Amount Available under the Class A Liquidity Facility at January 2, 2011[1]:	$41,360,026

Initial “Maximum Commitment” under the Class A Liquidity Facility:	$41,850,000

Underwriters’ Purchase Commitments:
Goldman, Sachs & Co.:	$168,750,000
Credit Suisse Securities (USA) LLC:	$168,750,000
Citigroup Global Markets Inc.:	$39,375,000
Deutsche Bank Securities Inc.:	$39,375,000
Banc of America Securities LLC:	$33,750,000

Underwriting Commission:	$5,625,000

Concession to Selling Group Members:	0.50%
Discount to Broker/Dealers:	0.25%

Underwriting Agreement:	June 28, 2010

Settlement:	July 2, 2010 (T+4) closing date, the 4th business day following the date hereof.

[1]	The first Regular Distribution Date to occur after the Outside Termination Date, which is the last date that all Aircraft may be subjected to the financing of this offering.

Preliminary Prospectus Supplement:	Delta has prepared and filed with the SEC a Preliminary Prospectus Supplement, dated June 28, 2010, which includes additional information regarding the Certificates.
A rating is not a recommendation to purchase, hold or sell the Certificates, and such rating does not address market price or suitability for a particular investor. There can be no assurance that the ratings assigned to the Certificates on the Issuance Date will not be lowered or withdrawn by one or more rating agencies.
The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Goldman, Sachs & Co. toll-free 1-866-471-2526 or Credit Suisse Securities (USA) LLC toll-free 1-800-221-1037.